TECHTARGET, INC. (TTGT)
FIRST AND SECOND QUARTER 2009 EARNINGS ANNOUNCEMENT
PREPARED REMARKS

TechTarget is posting to its investor website a copy of these prepared remarks in combination with its financial results press release. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our scheduled conference call. The conference call will begin today, August 17, 2009, at 5:00 pm ET and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call. To access the live broadcast of the question and answer session, please visit the Investor Relations section of TechTarget’s website at http://investor.techtarget.com/

Greg Strakosch, CEO, Prepared Remarks

We are pleased that with the filings of our Q1 and Q2 2009 10-Qs today, we are now current with all required SEC filings. To reiterate, the restatement involved a change only in the timing of our recognizing revenue.  In regards to the restatement, our total revenue did not change for any specific customer contract and the aggregate revenue shifted between the annual periods reviewed was approximately 1%. We are glad to have this issue behind us and look forward to focusing on running and growing the business.

We are cautiously optimistic about the operating environment. Q209 revenue was up 18% sequentially versus Q109. The macro environment remains challenging, but seems to have stabilized, which is not something we could have said for the previous four quarters. While it is too early to proclaim that a recovery is underway, we are encouraged by an increase in activity.

Our strategy has been to take advantage of the downturn by investing aggressively to take market share, while maintaining healthy profitability. This strategy was successful for us in the tech downturn in 2001-2002 and set us up for the healthy growth that we enjoyed from 2003 through 2007. We are taking advantage of this slowdown to improve our offering. We believe that our competitive position has never been stronger.

We have continued to invest in new site launches. We have launched 5 new sites so far in 2009. We expect to launch approximately 20 new sites over the 2008-2009 two year period.

We are also aggressively building out our international operations. We now have TechTarget employees on the ground in the UK, India and China. While this remains a relatively small revenue stream for us, it is growing at 100% per year.

We continue to invest aggressively in sales and marketing, especially against the largest global accounts. Online revenue from the 12 largest IT vendors in the market was up approximately 40% in Q209 over Q208. This is an especially good result since marketing budgets have been under intense pressure in this environment. We have benefited from the migration from traditional advertising to measurable online marketing.

When the recovery does come, we believe that these investments will pay off for us in dramatic fashion as we have done a good job with expense management and we will enjoy the benefits of the operating leverage inherent in our business model.

Eric Sockol, CFO, Prepared Remarks

We are pleased to announce that today TechTarget filed its Forms 10-Q for the quarters ending March 31 and June 30, 2009 and the Company believes that it is now compliant with all of its public filing requirements.  With the filing of our Form 10-K/A and related amended quarterly filings in mid-July, we have completed our revenue restatement activities and do not expect to incur any additional restatement expenses related to those activities.

Many of our prepared remarks contain a number of percentage changes as we discuss our financial performance. Unless otherwise noted, each percentage represents a year-over-year percentage change showing the applicable quarter of 2009 compared to the comparable quarter of 2008. In addition, these prepared remarks include a discussion on certain non-GAAP financial measures which we are providing as a complement to the results provided in accordance with GAAP.  We define "adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization, as further adjusted for stock-based compensation. We define "Non-GAAP gross profit margin" as gross profit less stock-based compensation as a percentage of total revenues. We define “adjusted net income” as net income adjusted for amortization and stock-based compensation, as further adjusted for the related income tax impact for the specific adjustments. We define “adjusted net income per share” as adjusted net income divided by adjusted weighted average diluted shares outstanding.

As we noted previously, the macroeconomic environment remains challenging, which in turn has had an adverse impact when comparing 2009 results with the applicable 2008 period. In addition, annual comparisons are impacted because we discontinued our remaining print publications in December 2008 and strategically decided to significantly reduce the number of 2009 event offerings.

Revenues

Q1 2009 revenues are as follows:

	Three Months Ended March 31,
(In $000's, unaudited)	2009	% of Revenues	2008	% of Revenues	% Change 2009 vs. 2008
Revenues:
Online	$16,282	88%	$18,210	78%	(11)%
Events	2,190	12%	3,985	17%	(45)%
Print	-	-	1,068	5%	(100)%
Total revenues	$18,472	100%	$23,263	100%	(21)%

Excluding Q1 2008 print revenue, Q1 2009 total revenues decreased 17%. Historically, Q1 is the lowest revenue quarter for events due to the winter season and our customers' internal event planning schedules. For Q1 2009, our top 10 customers accounted for 28% of total revenues and no one customer represented more than 5% of total revenues. Our Q1 2009 quarterly customer renewal rate for our top 100 customers was 93%.

Q2 2009 revenues are as follows:

	Three Months Ended June 30,
(In $000's, unaudited)	2009	% of Revenues	2008	% of Revenues	% Change 2009 vs. 2008
Revenues:
Online	$17,801	82%	$19,071	69%	(7)%
Events	3,936	18%	7,262	26%	(46)%
Print	-	-	1,282	5%	(100)%
Total revenues	$21,737	100%	$27,615	100%	(21)%

Excluding Q2 2008 print revenue, Q2 2009 total revenues decreased 17%. For Q2 2009, our top 10 customers accounted for 29% of total revenues and no one customer represented more than 5% of total revenues. Our Q2 2009 quarterly customer renewal rate for our top 100 customers was 97%.

Gross Profit

Q1 Non-GAAP gross profit is as follows:

	Three Months Ended March 31,
(In $000's, unaudited)	2009	2008	% Change 2009 vs. 2008

Non-GAAP Online gross profit margin	71%	72%	(1)%
Non-GAAP Events gross profit margin	51%	55%	(4)%
Non-GAAP Print gross profit margin	-	49%	(49)%
Non-GAAP Total gross profit margin	69%	68%	1%

The 1% increase in Q1 2009 total Non-GAAP gross profit margin was primarily a result of a higher percentage of total revenues generated from online revenue and the discontinuation of our print publications in late 2008, which historically generated a lower gross profit margin. The decrease of 1% in Q1 2009 Non-GAAP online gross profit margin was primarily due to a decrease in online revenue from the prior year quarter, offset by a reduction in costs. Q1 2009 Non-GAAP events gross profit margin decreased to 51% from 55% as a result of fewer events held in Q1 2009 and the specific impact on total gross profit due to conducting a less profitable event during Q1 2009.

Q2 Non-GAAP gross profit is as follows:

	Three Months Ended June 30,
(In $000's, unaudited)	2009	2008	% Change 2009 vs. 2008

Non-GAAP Online gross profit margin	74%	71%	3%
Non-GAAP Events gross profit margin	64%	60%	4%
Non-GAAP Print gross profit margin	-	51%	(51)%
Non-GAAP Total gross profit margin	72%	68%	4%

The 4% increase in Q2 2009 total Non-GAAP gross profit margin was primarily a result of a higher percentage of total revenues generated from online revenue and the discontinuation of our print publications in late 2008. The 3% increase in Q2 2009 Non-GAAP online gross profit margin is primarily a result of our continued strong company-wide focus on managing costs. On a quarterly sequential basis, online Non-GAAP gross profit margin increased 3% on approximately the same cost structure, illustrating the operating leverage of our online business.  The 4% increase in Q2 2009 Non-GAAP events gross profit margin was a result of our continued focus on the individual profitability of each event rather than the quantity of events held in 2009.

Operating Expenses

Q1 2009 total operating expenses, excluding depreciation, amortization, stock-based compensation and professional fees related to the restatement activities is as follows:

	Three Months Ended March 31,
(In $000's, unaudited)	2009	2008	$ Change 2009 vs. 2008	% Change 2009 vs. 2008
Operating expenses:
Selling and marketing	$6,188	$7,052	$(864)	(12)%
Product development	1,950	2,622	(672)	(26)%
General and administrative	2,835	3,194	(359)	(11)%
Total operating expenses	$10,973	$12,868	$(1,895)	(15)%

The decrease in company-wide expenses is a result of the expense reduction program we implemented in December 2008 and the strong continued focus across all departments to manage costs appropriately. We incurred expenses of $191,000 of professional fees in Q1 2009 related to the restatement activities.

Q2 2009 total operating expenses, excluding depreciation, amortization, stock-based compensation and professional fees related to the restatement activities is as follows:

	Three Months Ended June 30,
(In $000's, unaudited)	2009	2008	$ Change 2009 vs. 2008	% Change 2009 vs. 2008
Operating expenses:
Selling and marketing	$6,545	$7,538	$(993)	(13)%
Product development	2,062	2,750	(688)	(25)%
General and administrative	2,730	2,601	129	5%
Total operating expenses	$11,337	$12,889	$(1,552)	(12)%

The decrease in company-wide expenses is a result of the expense reduction program we implemented in December 2008 and the strong continued focus across all departments to manage costs appropriately. We incurred expenses of $417,000 of professional fees in Q2 2009 related to the restatement activities.

Adjusted EBITDA

Q1 2009 adjusted EBITDA excluding professional fees related to the restatement activities is as follows:

	Three Months Ended March 31,
(In $000's, unaudited)	2009	Adj EBITDA Margin	2008	Adj EBITDA Margin	% Change 2009 vs. 2008

Adjusted EBITDA	$1,789	10%	$2,973	13%	(40)%

The decrease in adjusted EBITDA is primarily attributable to the decrease in total revenues as a result of the general downturn in the macro economy.   Historically, Q1 is our lowest revenue quarter and, whereas a high percentage of our expenses are fixed by nature, our Q1 adjusted EBITDA margin is historically lower than that of other quarters.

Q2 2009 adjusted EBITDA excluding professional fees related to the restatement activities is as follows:

	Three Months Ended June 30,
(In $000's, unaudited)	2009	Adj EBITDA Margin	2008	Adj EBITDA Margin	% Change 2009 vs. 2008

Adjusted EBITDA	$4,283	20%	$5,758	21%	(26)%

The decrease is primarily attributable to the decrease in total revenues as a result of the general downturn in the macro economy.   Q2 2009 is our twenty-first consecutive quarter of adjusted EBITDA profitability.

Adjusted Net Income and Adjusted Net Income Per Share

Q1 2009 adjusted net income and adjusted net income per share is as follows:

	Three Months Ended March 31,
(In $000's, except per share amounts, unaudited)	2009	2008	% Change 2009 vs. 2008

Adjusted net income	$594	$1,635	(64)%

Adjusted net income per share	$0.01	$0.04	(75)%

Q2 2009 adjusted net income and adjusted net income per share is as follows:

	Three Months Ended June 30,
(In $000's, except per share amounts, unaudited)	2009	2008	% Change 2009 vs. 2008

Adjusted net income	$2,183	$3,269	(33)%

Adjusted net income per share	$0.05	$0.07	(29)%

Balance sheet highlights

Our balance sheet and financial position remain strong. As of June 30, 2009, our cash and investments totaled $75.7 million and our bank debt was $1.5 million.  In addition, we have an unused $20 million Line of Credit at our disposal.  As of June 30, 2009, our net cash, defined as cash and investments less bank debt, increased by $7.6 million compared to December 31, 2008.

Don Hawk, President, Prepared Remarks

The first half of 2009 continued to be a challenging operating environment.  Nonetheless, we feel that the Company’s continually improving competitive position and our financial strength are allowing us to take advantage of this downturn to significantly improve our standing in areas that will prove very important when the environment normalizes.

Growth in Largest Accounts

As we’ve discussed previously, an important area of emphasis for us over the past year has been growth in our largest accounts.  As we’ve mentioned, the migration from traditional to online marketing expenditures is at an even earlier stage in these large accounts, and we’re investing a lot of time and emphasis in helping to facilitate this transition.  As an example of this emphasis, we’ve teamed up with Google to produce joint research and a roadshow of free events aimed at IT marketers, recently extended to the UK.  Our research and events highlight the gap between IT pros’ usage of the web for product research and IT marketers’ budget allocation to online campaigns.  This message is beginning to resonate with our customers, particularly the largest accounts.

This emphasis on large accounts has been paying off.  As mentioned previously, the 12 largest IT vendors’ online revenues with us grew at approximately 40% in the second quarter of 2009.   In this environment, most of these customers’ marketing budgets have been flat or down.

While large customers continue to grow their online spend with us, the downturn has had a disproportionate impact on our small to mid-sized customers.  To further illustrate the issue, revenue from our top 100 customers in Q2 was approximately flat year over year, and the company maintained a strong top 100 renewal rate of 97% for the second quarter.  The decline in our online revenues was driven primarily by smaller customers outside of the top 100.  We believe that these advertisers are not diverting the money elsewhere – rather, they have cut their marketing expenditures as a reaction to uncertainty in the market.  Because the sales cycles of our customers are generally longer than a single quarter, the impact to their business from cutting back on lead generation or targeted awareness initiatives isn’t felt immediately.  For this reason, we’re optimistic that these cuts can’t be sustained over the long term and we expect to benefit when they begin to grow this spend again.

Improved Product Capabilities

In addition to fostering growth from the largest IT vendors, our highest operational priority during this downturn is making our value proposition differential even more compelling for our advertisers by improving our product capabilities. This is important because, all things being equal, it’s clearly more difficult to generate sales-ready leads for our customers in an environment where technology purchases are curtailed.  Fortunately, we’re making great strides in further segmenting our audience, improving our ability to target our members’ interests, and attracting new members, all of which are key components of our ability to perform for advertisers.

For us, targeting begins with the markets in which we operate.  Year to date, we’ve launched five new sites in the network to take advantage of emerging areas of audience interest and spending growth.  Even with the overall context of depressed IT buyer spending, there are pockets of growth within enterprise IT, and we maintain leadership positions against them, and have been increasing our exposure to them through our site launches.  For example, virtualization and cloud computing continue to be strong areas of growth.  Our existing properties in this space have held up very well, and we’ve invested further in these areas through our previously announced acquisition of BrianMadden.com, and our launches of SearchDesktopVirtualization.com and SearchCloudComputing.com.

Compliance is another area that has performed well during this downturn – while this has traditionally been a strong area of coverage and advertiser demand across multiple websites in our network, we’ve strengthened our case to advertisers and our coverage to our audience by the launch of a site dedicated specifically to this issue, SearchCompliance.com.  Our experience shows us that when we focus in on an area that’s covered by multiple sites in the portfolio, we don’t just move advertising dollars from one site to the other, but we can grow the overall advertising opportunity by improving our go-to-market execution.  Other recent “carve-out” site launches of this type include SearchEnterpriseWAN.com and SearchMid-MarketSecurity.com.  We’re currently in the planning stages for an additional 5-8 site launches by early next year.

With regard to general trends in our specific markets beyond the areas above, we reiterate our previous observation that IT segments that lack compelling spending rationales are struggling.  Much like in consumer markets, IT buyers are delaying purchasing decisions wherever possible, and that has a direct impact on the willingness of our customers in these markets to invest in lead generation specifically.  Markets like vertical-specific software, enterprise applications, and networking continue to be negatively affected by the overall economic climate.  Storage, like the areas mentioned above, has a stronger spending rationale and is outpacing performance in other groups.  On a separate note, although the underlying market dynamics are quite challenging at the moment, our Technology Guide grouping of technology device review sites are producing strong growth, almost exclusively at the expense of more established competitors in that space.  Although these sites are not specifically enterprise focused like the rest of our portfolio, they share the common characteristic of an audience that is very far along in their readiness to buy as compared to more traditional marketing alternatives in this space.

Beyond expanding our website portfolio, we’ve also taken advantage of this downturn to turn our attention to expanding our underlying product capabilities in areas that we believe extend our competitive differentiation even further.  Three areas in particular are worth noting.  First, we continue to see significant audience growth and emerging advertiser interest in our user generated content-based community, ITKnowledgeExchange.  It’s the fastest growing site we’ve ever launched, with over 750,000 visits per month from IT pros looking to exchange questions and ideas with one another.

Secondly, we’ve completed the rollout of our ability to use our members’ recent website activity to derive their specific topical interests, and are using this information to drive the promotional elements that support all of our lead generation programs.  The impact of this change has been dramatic – we’ve seen increases in click-through rates and lead acquisition rates that have at least doubled, with some sites increasing by 5 times or more.  This means that we can support a much higher level of scalability on the overall business and on individual programs, as well as a higher degree of filtering for advertisers that want to refine their target market more specifically.

Finally, we’ve revamped our approach to how we drive conversions from search visitors to registered members.  Through testing of various user interactions, and an ability to collect less information based on our new use of activity data, our year over year “new to network” member acquisition numbers for the enterprise IT “search sites” have increased by 50% in the first half of 2009.

The combination of all of these factors supports our confidence that we’re in a stronger position than ever before to deliver upon our commitments to advertisers even in a bad environment, and to meet an uptick in demand when it occurs.  As our customers are looking harder than ever at the value of what they’re spending, our ability to continue to improve our offering will help put us in position to benefit disproportionately when their spending returns to normal levels.

Financial guidance

In the third quarter of 2009, the Company expects total revenues to be within the range of $21.7 million to $22.7 million and adjusted EBITDA to be within the range of $4.0 million to $4.8 million.

Summary

Now that the restatement project is behind us and we are current with our filings, we turn to our future, about which we are very optimistic. Despite the downturn, we continue to have healthy profitability. We are taking advantage of the slowdown to improve our offering. We are using our financial strength to invest aggressively and gain market share. We continue to benefit by the secular shift towards online advertising. We are doing a good job managing expenses and we benefit from the operating leverage in our model when the environment improves.

Non-GAAP Financial Measures

This prepared remarks and the accompanying tables include a discussion of adjusted EBITDA, Non-GAAP gross profit, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term "adjusted EBITDA" refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted for stock-based compensation. The term "Non-GAAP gross profit" refers to a financial measure which we define as gross profit less stock-based compensation. The term “Non-GAAP Gross Profit Margin” refers to a financial measure which we define as gross profit less stock-based compensation as a percentage of total revenues.   The term “adjusted net income” refers to a financial measure which we define as net income adjusted for amortization and stock-based compensation, as further adjusted for the related income tax impact for the specific adjustments. The term “adjusted net income per share” refers to a financial measure which we define as adjusted net income divided by adjusted weighted average diluted shares outstanding.  These Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, Non-GAAP gross profit, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe adjusted EBITDA, Non-GAAP gross profit, adjusted net income and adjusted net income per share are relevant and useful information because it provides us and investors with additional measurements to compare the Company’s operating performance. These measures are part of our internal management reporting and planning process and are primary measures used by our management to evaluate the operating performance of our business, as well as potential acquisitions. The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as the principal financial metric in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors. Non-GAAP gross profit is useful to us and investors because it presents an additional measurement of our financial performance by excluding the impact of certain non-cash expenses not directly tied to the core operations of our business.  Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business.  Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain matters included in this press release may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the company and members of our management team. All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission, under the heading "Risk Factors" and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

TECHTARGET, INC.
Consolidated Balance Sheets
(in $000's)

	March 31, 2009	December 31, 2008
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$22,948	$24,130
Short-term investments	41,114	42,863
Accounts receivable, net of allowance for doubtful accounts	13,684	17,622
Prepaid expenses and other current assets	7,072	6,251
Deferred tax assets	2,836	2,959
Total current assets	87,654	93,825

Property and equipment, net	3,710	3,904
Long-term investments	6,619	2,575
Goodwill	88,958	88,958
Intangible assets, net of accumulated amortization	16,027	17,242
Deferred tax assets	3,545	3,369
Other assets	132	139

Total assets	$206,645	$210,012

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of bank term loan payable	$2,250	$3,000
Accounts payable	2,232	3,404
Accrued expenses and other current liabilities	2,260	2,908
Accrued compensation expenses	788	702
Deferred revenue	7,910	8,749
Total current liabilities	15,440	18,763

Long-term liabilities:
Other liabilities	244	312
Total liabilities	15,684	19,075

Commitments	-	-

Stockholders' equity:
Preferred stock	-	-
Common stock	42	42
Additional paid-in capital	223,746	221,597
Warrants	2	2
Accumulated other comprehensive loss	106	(77)
Accumulated deficit	(32,935)	(30,627)
Total stockholders' equity	190,961	190,937

Total liabilities and stockholders' equity	$206,645	$210,012

TECHTARGET, INC.
Consolidated Balance Sheets
(in $000's)

	June 30, 2009	December 31, 2008
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$33,408	$24,130
Short-term investments	36,075	42,863
Accounts receivable, net of allowance for doubtful accounts	14,116	17,622
Prepaid expenses and other current assets	5,320	6,251
Deferred tax assets	2,876	2,959
Total current assets	91,795	93,825

Property and equipment, net	3,449	3,904
Long-term investments	6,209	2,575
Goodwill	88,958	88,958
Intangible assets, net of accumulated amortization	14,846	17,242
Deferred tax assets	3,518	3,369
Other assets	88	139

Total assets	$208,863	$210,012

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of bank term loan payable	$1,500	$3,000
Accounts payable	3,153	3,404
Accrued expenses and other current liabilities	1,843	2,908
Accrued compensation expenses	790	702
Deferred revenue	8,432	8,749
Total current liabilities	15,718	18,763

Long-term liabilities:
Other liabilities	181	312
Total liabilities	15,899	19,075

Commitments	-	-

Stockholders' equity:
Preferred stock	-	-
Common stock	42	42
Additional paid-in capital	226,330	221,597
Warrants	2	2
Accumulated other comprehensive loss	67	(77)
Accumulated deficit	(33,477)	(30,627)
Total stockholders' equity	192,964	190,937

Total liabilities and stockholders' equity	$208,863	$210,012

TECHTARGET, INC.
Consolidated Statements of Operations
(in $000's, except share and per share amounts)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Revenues:
Online	$16,282	$18,210
Events	2,190	3,985
Print	-	1,068
Total revenues	18,472	23,263

Cost of revenues:
Online (1)	4,880	5,169
Events (1)	1,081	1,827
Print	-	546
Total cost of revenues	5,961	7,542

Gross profit	12,511	15,721

Operating expenses:
Selling and marketing (1)	7,516	8,444
Product development (1)	2,081	2,762
General and administrative (1)	3,919	3,795
Depreciation	536	724
Amortization of intangible assets	1,215	1,480
Total operating expenses	15,267	17,205

Operating loss	(2,756)	(1,484)

Interest income (expense), net	(110)	418

Loss before benefit from income taxes	(2,866)	(1,066)

Benefit from income taxes	(558)	(630)

Net loss	$(2,308)	$(436)

Net loss per common share:
Basic and diluted	$(0.06)	$(0.01)

Weighted average common shares outstanding:
Basic and diluted	41,754,131	41,158,418

(1) Amounts include stock-based compensation expense as follows:
Cost of online revenue	$234	$98
Cost of events revenue	17	22
Selling and marketing	1,328	1,392
Product development	131	140
General and administrative	893	601

TECHTARGET, INC.
Consolidated Statements of Operations
(in $000's, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)
Revenues:
Online	$17,801	$19,071	$34,083	$37,281
Events	3,936	7,262	6,126	11,247
Print	-	1,282	-	2,350
Total revenues	21,737	27,615	40,209	50,878

Cost of revenues:
Online (1)	4,776	5,481	9,656	10,650
Events (1)	1,455	2,923	2,536	4,750
Print	-	632	-	1,178
Total cost of revenues	6,231	9,036	12,192	16,578

Gross profit	15,506	18,579	28,017	34,300

Operating expenses:
Selling and marketing (1)	8,023	8,885	15,539	17,329
Product development (1)	2,194	2,890	4,275	5,652
General and administrative (1)	4,064	3,459	7,983	7,254
Depreciation	498	581	1,034	1,305
Amortization of intangible assets	1,181	1,332	2,396	2,812
Total operating expenses	15,960	17,147	31,227	34,352

Operating income (loss)	(454)	1,432	(3,210)	(52)

Interest income (expense), net	174	268	64	686

Income (loss) before provision for (benefit from) income taxes	(280)	1,700	(3,146)	634

Provision for (benefit from) income taxes	263	648	(295)	18

Net income (loss)	$(543)	$1,052	$(2,851)	$616

Net income (loss) per common share:
Basic	$(0.01)	$0.03	$(0.07)	$0.01
Diluted	$(0.01)	$0.02	$(0.07)	$0.01

Weighted average common shares outstanding:
Basic	41,759,506	41,375,997	41,756,818	41,267,207
Diluted	41,759,506	43,598,364	41,756,818	43,531,804

(1) Amounts include stock-based compensation expense as follows:
Cost of online revenue	$78	$43	$312	$141
Cost of events revenue	36	25	53	47
Selling and marketing	1,478	1,347	2,806	2,739
Product development	132	140	263	280
General and administrative	917	858	1,810	1,459

TECHTARGET, INC.
Reconciliation of Net (Loss) Income to Adjusted EBITDA
(in $000's)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)

Net loss	$(2,308)	$(436)
Interest (expense) income, net	(110)	418
Benefit from income taxes	(558)	(630)
Depreciation	536	724
Amortization of intangible assets	1,215	1,480
EBITDA	(1,005)	720
Stock-based compensation expense	2,603	2,253
Adjusted EBITDA	$1,598	$2,973

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)

Net (loss) income	$(543)	$1,052	$(2,851)	$616
Interest income, net	174	268	64	686
Provision for (benefit from) income taxes	263	648	(295)	18
Depreciation	498	581	1,034	1,305
Amortization of intangible assets	1,181	1,332	2,396	2,812
EBITDA	1,225	3,345	220	4,065
Stock-based compensation expense	2,641	2,413	5,244	4,666
Adjusted EBITDA	$3,866	$5,758	$5,464	$8,731

TECHTARGET, INC.
Reconciliation of Net (Loss) Income to Adjusted Net Income and
Net (Loss) Income per Diluted Share to Adjusted Net Income per Share
(in $000's, except share and per share amounts)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)

Net loss	$(2,308)	$(436)
Amortization of intangible assets	1,215	1,480
Stock-based compensation expense	2,603	2,253
Impact of income taxes	916	1,662
Adjusted net income	$594	$1,635

Net loss per diluted share	$(0.06)	$(0.01)
Weighted average diluted shares outstanding	41,754,131	41,158,418

Adjusted net income per share	$0.01	$0.04
Adjusted weighted average diluted shares outstanding	42,522,199	43,465,245
Options, warrants and restricted stock, treasury method included in adjusted weighted average diluted shares above	768,068	2,306,827
Weighted average diluted shares outstanding	41,754,131	41,158,418

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)

Net (loss) income	$(543)	$1,052	$(2,851)	$616
Amortization of intangible assets	1,181	1,332	2,396	2,812
Stock-based compensation expense	2,641	2,413	5,244	4,666
Impact of income taxes	1,096	1,528	2,019	3,223
Adjusted net income	$2,183	$3,269	$2,770	$4,871

Net (loss) income per diluted share	$(0.01)	$0.02	$(0.07)	$0.01
Weighted average diluted shares outstanding	41,759,506	43,598,364	41,756,818	43,531,804

Adjusted net income per share	$0.05	$0.07	$0.06	$0.11
Adjusted weighted average diluted shares outstanding	42,763,961	43,598,364	42,643,080	43,531,804
Options, warrants and restricted stock, treasury method included in adjusted weighted average diluted shares above	1,004,455	-	886,262	-
Weighted average diluted shares outstanding	41,759,506	43,598,364	41,756,818	43,531,804

TECHTARGET, INC.
Reconciliation of Total Gross Profit Margin to Total Non-GAAP Gross Profit Margin
(in $000's)

	Three Months Ended March 31,
	2009		2008
	(Unaudited)

Total gross profit margin	$12,511	68%	$15,721	68%
Stock-based compensation expense	251		120
Total non-GAAP gross profit margin	$12,762	69%	$15,841	68%

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
	(Unaudited)

Total gross profit margin	$15,506	71%	$18,579	67%	$28,017	70%	$34,300	67%
Stock-based compensation expense	114		68		365		188
Total non-GAAP gross profit margin	$15,620	72%	$18,647	68%	$28,382	71%	$34,488	68%

TECHTARGET, INC.
Reconciliation of Online Gross Profit Margin to Online Non-GAAP Gross Profit Margin
(in $000's)

	Three Months Ended March 31,
	2009		2008
	(Unaudited)

Online gross profit margin	$11,402	70%	$13,041	72%
Stock-based compensation expense	234		98
Online non-GAAP gross profit margin	$11,636	71%	$13,139	72%

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
	(Unaudited)

Online gross profit margin	$13,025	73%	$13,590	71%	$24,427	72%	$26,631	71%
Stock-based compensation expense	78		43		312		141
Online non-GAAP gross profit margin	$13,103	74%	$13,633	71%	$24,739	73%	$26,772	72%

TECHTARGET, INC.
Reconciliation of Events Gross Profit Margin to Events Non-GAAP Gross Profit Margin
(in $000's)

	Three Months Ended March 31,
	2009		2008
	(Unaudited)

Events gross profit margin	$1,109	51%	$2,158	54%
Stock-based compensation expense	17		22
Events non-GAAP gross profit margin	$1,126	51%	$2,180	55%

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
	(Unaudited)

Events gross profit margin	$2,481	63%	$4,339	60%	$3,590	59%	$6,497	58%
Stock-based compensation expense	36		25		53		47
Events non-GAAP gross profit margin	$2,517	64%	$4,364	60%	$3,643	59%	$6,544	58%

TECHTARGET, INC.
Reconciliation of Print Gross Profit Margin to Print Non-GAAP Gross Profit Margin
(in $000's)

	Three Months Ended March 31,
	2009		2008
	(Unaudited)

Print gross profit margin	$-	-%	$522	49%
Stock-based compensation expense	-		-
Print non-GAAP gross profit margin	$-	-%	$522	49%

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
	(Unaudited)

Print gross profit margin	$-	-%	$650	51%	$-	-%	$1,172	50%
Stock-based compensation expense	-		-		-		-
Print non-GAAP gross profit margin	$-	-%	$650	51%	$-	-%	$1,172	50%

TECHTARGET, INC.
Financial Guidance for the Three Months Ended September 30, 2009
(in $000's)

	For the Three Months Ended September 30, 2009
	Range

Revenues	$21,700	$22,700

Adjusted EBITDA	$4,000	$4,800
Depreciation, amortization and stock-based compensation	4,520	4,520
Interest income, net	190	190
Provision for income taxes	370	700
Net loss	$(700)	$(230)